As filed with the Securities and Exchange Commission on April 28, 2016

Registration Statement File No. 333-90426

Registration Statement File No. 333-158268

Registration Statement File No. 333-172884

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 (No. 333-90426)

Post-Effective Amendment No. 1 (No. 333-158268)

Post-Effective Amendment No. 1 (No. 333-172884)

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gold Merger Sub, LLC

(Exact name of co-registrant as specified in its charter)

Delaware	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

845 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

(Address of registrants’ principal executive offices)

Brandon J. Moore

Senior Vice President, General Counsel & Secretary

Gaming and Leisure Properties, Inc.

845 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

(610) 401-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Gold Merger Sub, LLC., a Delaware limited liability company (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each such Registration Statement as of the date hereof:

•	Registration Statement No. 333-90426, filed with the SEC on June 13, 2002, as thereafter amended, registering up to $500,000,000 aggregate amount of debt securities, preferred stock, depositary shares, common stock and warrants to purchase common stock in Pinnacle Entertainment, Inc. (“Pinnacle”);

•	Registration Statement No. 333-158268, filed with the SEC on March 27, 2009, as thereafter amended, registering up to $1,000,000,000 aggregate dollar amount of senior, senior subordinated or subordinated debt securities, preferred stock (either separately or represented by depositary shares), common stock, warrants, rights and purchase contracts, as well as units that include any of such securities or securities of one or more other entities; and

•	Registration Statement No. 333-172884, filed with the SEC on March 16, 2011, as thereafter amended, registering an aggregate amount of 200,000 shares of Pinnacle common stock for the Owner’s Club Stock Program.

On July 20, 2015, Pinnacle Entertainment, Inc. entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Gaming and Leisure Properties, Inc., a Pennsylvania corporation, (“GLPI”) and Registrant, a wholly owned subsidiary of GLPI. On April 28, 2016, pursuant to the Merger Agreement, Pinnacle Entertainment, Inc. merged with and into Registrant (the “Merger”), with Gold Merger Sub, LLC continuing as the surviving corporation in the Merger. In connection with the Merger, Gold Merger Sub, LLC has become the successor registrant to Pinnacle.

In connection with the Merger, the Registrant is terminating all offerings of its respective securities registered pursuant to the Registration Statements. The Registrant is filing these Post-Effective Amendments to hereby terminate the effectiveness of the Registration Statements and remove from registration any and all securities registered under the Registration Statements but that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Registrants in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, State of Pennsylvania on April 28, 2016.

GOLD MERGER SUB, LLC

By:	/s/ Brandon J. Moore
Name:	Brandon J. Moore
Title:	Vice President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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